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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                AVIRON ANNOUNCES FOURTH QUARTER, YEAR END RESULTS

MOUNTAIN VIEW, CA -JANUARY 31, 2001 - Aviron (Nasdaq: AVIR) today announced results for the fourth quarter and year ended December 31, 2000.

The company reported a net loss of $11.6 million (basic net loss of $0.50 per share) for the fourth quarter of 2000, compared to a net loss of $22.6 million (basic net loss of $1.40 per share) for the fourth quarter of 1999. The company reported a net loss of $90.3 million (basic net loss of $4.36 per share) for fiscal 2000, compared to a net loss of $61.9 million (basic net loss of $3.90 per share) for fiscal 1999.

Revenues in the fourth quarter of 2000 totaled $22.1 million, compared to $2.4 million for the fourth quarter of 1999. Revenues for fiscal 2000 were $32.2 million, as compared to $22.2 million for fiscal 1999. Fourth quarter and full-year 2000 revenues were comprised principally of expense reimbursements and a $15.5 million milestone due from Wyeth Lederle Vaccines (Wyeth), a business unit of American Home Products Corporation (AHP). These amounts were payable to Aviron under an ongoing global collaboration agreement between the companies for the development and marketing of FLUMIST(TM), Aviron's investigational intranasal influenza vaccine. Fourth quarter 1999 revenues were comprised principally of expense reimbursements from Wyeth. Fiscal 1999 revenues also included the recognition of a $15.0 million non-refundable license fee from Wyeth and other revenues from contracts and research grants.

Aviron implemented Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101) in the fourth quarter of 2000. SAB 101 includes new guidelines from the Securities and Exchange Commission (SEC) regarding revenue recognition of non-refundable up-front license fees, such as the $15.0 million up-front payment Aviron received from Wyeth in 1999. In accordance with SAB 101, this $15.0 million up-front license fee, which was previously recognized as revenue in full in the first quarter of 1999, has been deferred and is now being recognized as revenue over the development period of FLUMIST(TM). As a result, we recorded a charge for the cumulative effect of the change of $12.8 million as of January 1, 2000, adjusted previously reported contract revenues for the first three quarters of 2000 to reflect revenue of $750,000 per quarter and also recognized $750,000 of revenue in the fourth quarter of 2000. Fiscal 1999 results will not be restated.

                                    --more--

Operating expenses in the fourth quarter of 2000 totaled $31.0 million, compared to $24.0 million for the fourth quarter of 1999. Operating expenses for fiscal 2000 totaled $105.3 million, as compared with $81.4 million for fiscal 1999. Research and development costs totaled $26.5 million in the fourth quarter of 2000, as compared to $20.3 million in the fourth quarter of 1999 and totaled $80.5 million for fiscal 2000, as compared with $68.2 million in fiscal 1999. The increase in research and development


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costs was due primarily to increases in development activities, clinical trials and commercial scale-up expenses associated with FLUMIST(TM). In addition, we recognized a one-time, non-cash charge for the acquisition of in-process research and development in the amount of $10.9 million in the first quarter of 2000 due to the amendment of our agreement with the University of Michigan to accelerate the issuance of a warrant to the university.

General, administrative and marketing costs increased to $4.5 million in the fourth quarter of 2000 from $3.7 million in the fourth quarter of 1999, and to $13.8 million for fiscal 2000, as compared to $13.2 million for fiscal 1999. The increase was due to growth in infrastructure and other costs to support preparations for a potential commercial launch of FLUMIST(TM) in 2001.

In the fourth quarter of 2000, we exchanged approximately $51.7 million aggregate principal amount of our 5 3/4 percent convertible subordinated notes for 1,722,673 shares of our common stock in a number of privately negotiated transactions. As a result, we recorded additional non-cash interest expense related to the exchanges in the amount of approximately $2.7 million. The $1.2 million of unamortized debt issue costs related to the notes exchanged have been charged to additional paid-in capital. As of December 31, 2000, approximately $48.3 million aggregate principal amount of the notes remained outstanding.

Cash, cash equivalents, short-term investments, and long-term investments totaled $136.8 million at December 31, 2000, compared to $52.3 million at December 31, 1999.

During October 2000, we restructured our manufacturing agreement with Evans Vaccines Ltd. (Evans), a division of PowderJect Pharmaceuticals plc., in order to gain direct control over FLUMIST(TM) manufacturing operations. In conjunction with the restructuring of this agreement, we have recorded $34.0 million of obligations to Evans. We have valued the aggregate consideration at approximately $50.2 million, which we recorded as an asset and will amortize over the remaining term of the agreement, which extends through June 2006.

Company events during the fourth quarter of 2000 and the early first quarter of 2001 include the following:

                                    --more--

FLUMIST(TM)

o On October 31, 2000, we submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) seeking licensure of FLUMIST(TM) to prevent influenza in healthy children and healthy adults and
     on December 28, 2000,    the FDA accepted the BLA for review. This
     acceptance triggered a $15.5 million payment to Aviron from Wyeth.


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Operations

o On October 11, 2000, we announced a restructuring of our contract manufacturing agreement with Evans, transferring responsibility for bulk manufacture of FLUMIST(TM) in the Speke, UK facility to our UK subsidiary, Aviron UK Ltd.

o Also on October 11, 2000, we announced that Aviron UK Ltd. had agreed to acquire the remaining 24 years of a 25-year lease from Celltech Group plc on approximately eight acres of land in Speke, UK. We intend to utilize an existing 45,000 square foot structure on the property to build a new FLUMIST(TM) manufacturing facility.

Clinical

o On October 25, 2000, we announced the initiation of a Phase 2 clinical trial of an investigational vaccine against Epstein-Barr virus (EBV) infection, a cause of infectious mononucleosis, being developed under our license with SmithKline Beecham Biologicals (SBB). The initiation of this trial triggered a $1.5 million payment from SBB to Aviron. Pursuant to an agreement with ARCH Development, we paid 25 percent of this milestone to ARCH Development.

Financing Transactions

o In five separate private equity financing transactions from October 3, 2000 through January 26, 2001, we sold a total of 773,367 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. (Acqua Wellington) at an average price of $51.72 per share for aggregate proceeds of $40.0 million ($32.0 million in the fourth quarter of 2000 and $8.0 million in January 2001). The financing transaction completed in January 2001 was the final transaction under an $84 million commitment Acqua Wellington made to Aviron.

o On October 12, 2000, we sold 450,000 shares of our common stock in a private equity transaction to Biotech Target S.A. for total proceeds of $21.6 million, or $48.00 per share.

o On January 8, 2001, we announced a $10.0 million advance payment to Aviron from AHP to support commercial manufacturing and inventory buildup of FLUMIST(TM) for a potential product launch during the 2001-2002 influenza season. This payment is an advance for payments AHP owes Aviron under the companies' global collaboration agreement for FLUMIST(TM).

o On January 12, 2001, we announced the commencement of public offerings of 3,000,000 shares of common stock and $150.0 million aggregate principal amount of convertible subordinated notes, in each case subject to customary underwriters overallotment options.


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Senior Leadership

o    On January 8, 2001, we announced that president and chief executive officer
     C. Boyd Clarke was elected chairman of the board of directors. He succeeds
     J. Leighton Read, M.D., Aviron's founder, who remains on Aviron's board of directors.

o On January 24, 2001, we announced the promotion of Rayasam S. Prasad to senior vice president, technical affairs.

Aviron is a biopharmaceutical company based in Mountain View, California, focused on the prevention of disease through innovative vaccine technology.

Actual results may differ materially from the forward-looking statements contained in this release. Factors that could cause actual results to differ include, but are not limited to, the assessment by regulatory agencies that the company's license applications for its nasal influenza vaccine are incomplete or inadequate to approve the product for marketing to one or more target populations. Additional information concerning factors that could cause such a difference is contained in Aviron's SEC filings, including, without limitation, the Company's Form 10-K, Forms 10-Q and Forms 8-K, which identify specific factors that may cause actual results or events to differ materially from those described in the forward looking statements.

To receive an index and copies of recent press releases, call Aviron's News-On-Call toll-free fax service, 800-758-5804, extension 114000. Additional information about the company can be located at http://www.aviron.com.

For information, please contact:

Media:      John Bluth, Aviron                          650-919-3716
            Asha Jennings, Aviron                       650-919-1429
            Camela Stuby, Fleishman-Hillard             212-453-2000

Investors:  John Bluth, Aviron                          650-919-3716
            Asha Jennings, Aviron                       650-919-1429
            Fred Kurland, Aviron                        650-919-6666
(Tables follow)

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                                     AVIRON
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       THREE MONTHS ENDED            YEAR ENDED
                                                                           DECEMBER 31,             DECEMBER 31,
                                                                     ----------------------    ----------------------
                                                                        2000         1999         2000         1999
                                                                     ---------    ---------    ---------    ---------
REVENUES:
  Contract revenues and grants (note 1) ..........................   $  22,089    $   2,394    $  32,242    $  22,232
                                                                     ---------    ---------    ---------    ---------
OPERATING EXPENSES:
  Research and development .......................................      26,485       20,252       80,521       68,212
  Acquisition of in-process
      research and development ...................................        --           --         10,904         --
  General, administrative and marketing ..........................       4,525        3,724       13,849       13,159
                                                                     ---------    ---------    ---------    ---------
        TOTAL OPERATING EXPENSES .................................      31,010       23,976      105,274       81,371
                                                                     ---------    ---------    ---------    ---------
LOSS FROM OPERATIONS .............................................      (8,921)     (21,582)     (73,032)     (59,139)
                                                                     ---------    ---------    ---------    ---------
OTHER INCOME/(EXPENSE):
  Interest income ................................................       2,190          556        6,541        3,633
  Interest expense ...............................................      (4,843)      (1,587)     (11,020)      (6,364)
                                                                     ---------    ---------    ---------    ---------
           TOTAL OTHER INCOME/(EXPENSE), NET .....................      (2,653)      (1,031)      (4,479)      (2,731)
                                                                     ---------    ---------    ---------    ---------
NET LOSS, before cumulative effect of change in accounting
  principle ......................................................     (11,574)     (22,613)     (77,511)     (61,870)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE (NOTE 1) .....        --           --        (12,750)        --
                                                                     ---------    ---------    ---------    ---------
NET LOSS, after cumulative effect of change in accounting
  principle ......................................................   $ (11,574)   $ (22,613)   $ (90,261)   $ (61,870)
                                                                     =========    =========    =========    =========

BASIC AND DILUTED NET LOSS PER SHARE:
  Loss before cumulative effect of change in accounting
    principle ....................................................   $   (0.50)   $   (1.40)   $   (3.74)   $   (3.90)
                                                                     =========    =========    =========    =========
  Cumulative effect of change in accounting principle ............          --         --      $   (0.62)        --
                                                                     =========    =========    =========    =========
   Loss after cumulative effect of change in accounting
    principle ....................................................   $   (0.50)   $   (1.40)   $   (4.36)   $   (3.90)
                                                                     =========    =========    =========    =========
Shares used in calculation of basic net loss
per share ........................................................      23,100       16,126       20,715       15,848


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                                     AVIRON
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                     DECEMBER 31,     DECEMBER 31,
                                                        2000              1999
                                                     ---------         ---------
  ASSETS
  Cash and cash equivalents
      and short-term investments .............        $ 132,313        $  52,316
  Accounts receivable ........................           23,288            3,241
  Inventory ..................................            4,264            2,082
  Other current assets .......................            2,691            1,009
                                                      ---------        ---------
          Total Current Assets ...............          162,556           58,648
                                                      ---------        ---------
  Long-term investments ......................            4,506             --
  Property and equipment, net ................           27,707           25,635
  Intangible assets ..........................           48,693             --
  Debt issuance costs, deposits and other
      assets .................................            5,277            7,411
                                                      ---------        ---------
          TOTAL ASSETS .......................        $ 248,739        $  91,694
                                                      =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

  Current liabilities ........................        $  26,361        $  16,433
  Obligations to Evans, less current portion .           31,531             --
  Long-term debt, less current portion .......           58,416          112,657
  Other long-term liabilities ................           11,845            2,223
                                                      ---------        ---------
         Total Liabilities ...................          128,153          131,313
  Stockholders' Equity (Deficit) .............          120,586          (39,619)
                                                      ---------        ---------
          TOTAL LIABILITIES AND STOCKHOLDERS'
                EQUITY (DEFICIT) .............        $ 248,739        $  91,694
                                                      =========        =========

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